                                                                     EXHIBIT 3.1

                           CERTIFICATE OF ELIMINATION
                          OF BURLINGTON RESOURCES INC.

         Burlington Resources Inc., a Delaware corporation (the "Company"), hereby certifies that:

         FIRST: At a meeting of the Board of Directors of the Company, duly called when a quorum was present, a resolution was duly adopted concerning the elimination of the Company's Special Voting Stock ("Special Voting Stock"). The resolution is as follows:

                  WHEREAS, all outstanding Exchangeable Shares of Burlington Resources Canada Inc. ("Exchangeable Shares") have been converted into common stock of the Company; and

                  WHEREAS, pursuant to the terms of the Voting and Exchange Trust Agreement dated as of November 18, 1999 ("Trust Agreement") among the Company, Burlington Resources Canada Inc. and CIBC Mellon Trust, As Trustee ("Trustee") (i) the Trust created by the Trust Agreement has terminated since there are no outstanding Exchangeable Shares, and,
         (ii) the Trustee has returned to the Company the one issued and outstanding share of Special Voting Stock; and

                  WHEREAS, pursuant to the terms of the Certificate of Designation, Preferences and Rights of Preferred Stock of the Special Voting Stock filed as of November 9, 1999 with the Delaware Secretary of State ("Special Voting Stock Certificate of Designation") as contained in the Company's Articles of Incorporation, as amended (i) the Special Voting Stock is deemed retired and cancelled upon acquisition by the Company, and (ii) no further shares of Special Voting Stock may be issued;

                  NOW, THEREFORE, IT IS RESOLVED, that the proper officers of the Company be, and hereby are, authorized to file a Certificate of Elimination with the Secretary of State of Delaware to eliminate from the Company's Certificate of Incorporation, as amended, all matters set forth in the Special Voting Stock Certificate of Designation.

         SECOND: Pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, upon the effective date of the filing of this certificate, the elimination of all matters set forth in the Special Voting Stock Certificate of Designation from the Company's Articles of Incorporation as amended, shall be effected;

         IN WITNESS WHEREOF, the Company has caused this certificate to be signed this 12th day of December, 2002

                                     BURLINGTON RESOURCES INC.

                                     By: /S/ Frederick J. Plaeger II
                                        -------------------------------------
                                     Name: Frederick J. Plaeger II
                                     Title: Vice President, General Counsel &
                                            Assistant Secretary